Exhibit 99.4

Earnings Conference Call Review of Cyxtera Technologies, Inc. Q1 2021 Results

Strictly Confidential Disclaimer 2 Cyxtera Technologies, Inc . (“Cyxtera” or the “Company”) is pleased to present its first lien lenders and second lien lenders (collectively, “you”) the following financial information for your review and consideration . This presentation and the information contained herein is being provided on a voluntary basis to assist you with your ongoing independent evaluation of the Company . We are not required to provide this presentation or any of the information contained herein by the terms of any agreement we have with you . As such, we make no representation or warranty with respect to such information, and by receipt of this presentation (and as a condition to your receipt of this presentation) you acknowledge and agree that no such representation or warranty is being made and release us from any liability with respect thereto . You further acknowledge and agree that you will not rely on any information contained herein, you need to conduct your own thorough ongoing investigation of our business and to exercise your own independent due diligence with respect to our business and the statements set forth herein ; We shall be fully exculpated with respect to any liability related to the use and the content of this presentation and you agree (as a condition to its receipt) not to assert any claim with respect thereto . Some of the statements herein constitute "forward - looking statements" that do not directly or exclusively relate to historical facts . These forward - looking statements reflect our intentions, plans, expectations, assumptions and beliefs about future events and are subject to risks (including regulatory risks), uncertainties and other factors, many of which are outside of our control . Important factors that could cause actual results to differ materially from the expectations expressed or implied in the forward - looking statements include known and unknown risks . Because actual results could differ materially from our intentions, plans, expectations, assumptions and beliefs about the future, you are urged to view all forward - looking statements contained herein with caution . We do not undertake any obligation to update or revise any forward - looking statements, whether as a result of new information, future events or otherwise . Note : References to Adjusted EBITDA throughout this presentation refer to Credit Agreement Adjusted EBITDA . See Cyxtera Selected Financial Data for a reconciliation of Adj . EBTIDA and Adj . EBITDAR to Net Income / (Loss) . Cyxtera Contacts Carlos Sagasta Chief Financial Officer carlos.sagasta@cyxtera.com (305) 537 - 9500 Nathan Berlinski VP of Corporate Development nathan.berlinski@cyxtera.com (305) 537 - 9500

Strictly Confidential Presenters 3 Nelson Fonseca – Chief Executive Officer ▪ Assumed the CEO role in January 2020 ▪ Promoted from President & COO of Cyxtera, a position he had held for almost two years ▪ Previously served in positions of increasing seniority at Terremark, most recently as President ▪ Over 20 years of executive experience in the IT/Telecommunications sector Carlos Sagasta – Chief Financial Officer ▪ Assumed the CFO role in February 2020 ▪ Most recently served as CFO at Diversey Inc., where he completed the carve out of the business from Sealed Air and streamline d t he finance function ▪ Previously served at CompuCom as part of the management team that led the successful turnaround and exit by Thomas H Lee Part ner s ▪ Over 25 years of experience as a finance executive in the IT/Telecommunications industry

Strategic Review & Highlights

Executive Summary

- **Continued momentum in key performance indicators**
  - Core Bookings up ~40% year-over-year, propelled by enhanced customer engagement and increased channel partner activity. Core Churn as a percentage of MRR increased ~20 basis points year-over-year, but is still within target range. Net Core Bookings, defined as Core Bookings minus Core Churn, increased ~33% over the prior year
  - Core Revenue grew ~6% year-over-year, offsetting a commensurate decline in Lumen Revenue, leading to relatively flat Total Revenue over the prior year
  - Operating and SG&A expenses were impacted by Winter Storm Uri and certain non-cash charges during the quarter. Adjusting for this, EBITDA and Credit Agreement Adjusted EBITDA grew ~10% and ~2%, respectively, over the comparison period

- **Ongoing liquidity and working capital management initiatives further bolstering the balance sheet**
  - Secured new Factoring facility with Nomura, accelerating cash conversion
  - Extended ~94% of $150MM Revolver commitments from May 2022 to November 2023 and reduced said commitments by 15%

- **Sustained improvement in commercial execution**
  - Sales force continues to perform well across markets with five consecutive quarters of Bookings growth
  - Channel Partner Bookings up ~66% year-over-year
  - Continued momentum in differentiated CXD and Bare Metal offerings

Cyxtera Strictly Confidential 5

Financial Overview

Cyxtera Technologies, Inc. Q1 2021 Results

($ in Millions)	1Q21	1Q20	YoY Change
Recurring Revenue	$164.7	$164.9	(0.1%)
Non-Recurring Revenue	8.2	7.6	7.7%
Total Revenue	**$172.9**	**$172.5**	**0.2%**
Cost of Revenue	**$98.4**	**$95.9**	**2.6%**
As a % of Revenue	*56.9%*	*55.6%*	*130 bps*
Gross Profit	**$74.5**	**$76.6**	**(2.7%)**
% Margin	*43.1%*	*44.4%*	*(130 bps)*
Total SG&A	**$35.6**	**$31.1**	**14.5%**
As a % of Revenue	*20.6%*	*18.0%*	*257 bps*
EBITDA	**$38.9**	**$45.5**	**(14.5%)**
% Margin	*22.5%*	*26.4%*	*(387 bps)*
Credit Agreement Adjustments	$22.9	$15.1	-
Credit Agreement Adjusted EBITDA [1]	**$61.8**	**$60.6**	**2.0%**
% Margin	*35.8%*	*35.1%*	*63 bps*
Rent *(net of adjustments)*	$14.6	$16.4	-
Credit Agreement Adjusted EBITDAR [1] [2]	**$76.5**	**$77.0**	**(0.7%)**
% Margin	*44.2%*	*44.6%*	*(39 bps)*
Capital Expenditures [3]	**$13.2**	**$11.7**	**12.7%**
As a % of Revenue	*7.7%*	*6.8%*	*85 bps*

Commentary

- Core Revenue grew ~6% YoY, offsetting a commensurate decline in Lumen Revenue, leading to relatively flat Total Revenue over the prior year
- Gross Margin was down 130 basis points YoY, mainly due to the impact from Winter Storm Uri, which drove utility costs well-above ordinary operating levels for a certain period between February and March. Adjusting for this phenomenon, Gross Margin rose 37 basis points over the comparison period
- SG&A increased ~$5MM to ~$36MM YoY, driven by non-cash impairment charges, which were offset by lower professional fees and bad debt expense. Normalizing for the impairment impact, SG&A decreased by ~$4MM to ~$28MM YoY
- Drop in EBITDA attributable to a combination of flat revenue and higher operating and SG&A costs. Adjusting for the impact of Winter Storm Uri and the non-cash charges mentioned above, EBITDA grew 9.7% to ~$50MM
- Credit Agreement Adjusted EBITDA increased ~2%, benefitting from operating leverage and ongoing efficiency initiatives
- Capital investments increased 12.7% YoY as a result of higher success-based expansion CapEx

(1) See Cyxtera Selected Financial Data for a reconciliation of Adj. EBITDA and Adj. EBITDAR to Net Income / (Loss).
(2) Earnings Before Interest, Taxes, Depreciation, Amortization & Rent.
(3) Presented on an accrual/committed basis.

Cyxtera

Strictly Confidential 7

Strictly Confidential Core Bookings & Churn Commentary ▪ 1Q21 annualized Core Bookings of $27.1MM (vs. $19.4MM prior year) − Increased Core Bookings propelled by enhanced customer engagement and channel partner activity ▪ 1Q21 Core Churn % of Average MRR 1.0% (vs. 0.8% prior year), while flat on an LTM Average basis − Core Churn reflects improvements from the sales force reorganization. Slight increase over prior year but still within target range. Decrease over the prior quarter reflects a trend towards normalization ▪ 1Q21 Net Core Bookings increased 33% YoY − Net Core Bookings generally positive across our footprint ▪ We are encouraged by the continued momentum in our bookings and churn performance. However, the timing of Bookings and Churn remains unpredictable as customers adjust their business needs 8 $19.4 $20.5 $21.0 $21.9 $27.1 1Q20 2Q20 3Q20 4Q20 1Q21 2019 Bookings Annualized Bookings ($ in Millions) 0.8% 1.0% 0.9% 1.2% 1.0% 0.8% 0.9% 0.8% 0.8% 0.8% 1Q20 2Q20 3Q20 4Q20 1Q21 2018 Bookings Churn (Churn % of Average MRR) Note: 1Q21 Lumen - as - a - Customer annualized Bookings were $300K, while Churn as a % of MRR was 0.0%. LTM Average

Strictly Confidential Revenue Bridge: Q1 2020 to Q1 2021 9 ($ in Millions) Commentary Growth in revenue is mainly due to increased core net installations, NRR and F/X which were partially offset by lower Lumen revenue

Strictly Confidential Exit MRR Bridge: YE 2020 to Q1 2021 10 ($ in Millions) Commentary ▪ Core MRR increased 1.3% from $47.5MM to $47.7MM primarily due to $0.2MM of net installations ▪ Total MRR declined slightly due to a ($0.6MM) decrease in Lumen, partially offset by an increase in the Core business Core MRR Increase +$0.2MM

Strictly Confidential Cost of Revenue Bridge: Q1 2020 to Q1 2021 (excluding Rent) 11 ($ in Millions) Commentary ▪ Year - over - year increase in cost of revenue is the result of higher Utilities partly due to the Dallas energy crisis, CAM & Other Costs, which were offset by lower Personnel and Installation costs

Strictly Confidential Cost of Revenue Bridge: Q1 2020 to Q1 2021 (including Rent) 12 ($ in Millions) Commentary ▪ Year - over - year increase in cost of revenue is the result of higher Utilities partly due to the Dallas energy crisis, Rent, CAM & Other Costs, which were offset by lower Personnel and Installation costs

Strictly Confidential SG&A Bridge: Q1 2020 to Q1 2021 13 ($ in Millions) Commentary ▪ The $3.6MM decreased in Non - Personnel G&A was chiefly attributable to lower professional fees, corporate back - office cost, and travel ▪ $8.1MM impairment charge related to a corporate office closure ▪ The $1.2MM increase in Personnel costs is driven by investments in the Sales organization, specifically the channel team ▪ The $0.9MM decrease in bad debt expense was chiefly attributable to a reduction in systems - related billing matters, as well as improving A/R aging. This benefit is the result of the post - Lumen transition in which we are now in full control of the billing & collections processes & systems

Strictly Confidential Credit Agreement Adjusted EBITDAR (1) Bridge: Q1 2020 to Q1 2021 14 ($ in Millions) Commentary ▪ Excluding rent, Adjusted EBITDAR decreased as a result of higher cost of revenue expenses partially offset by lower SG&A expenses, higher adjustments and higher revenue year - over - year (1) See Cyxtera Selected Financial Data for a reconciliation of Adj. EBITDA and Adj. EBITDAR to Net Income / (Loss). (2) Includes pro forma EBITDA adjustments related to one - time stand - up costs, recurring expenses, restructuring & cost - savings initi atives, as well as product development & start - up costs. (2) (excluding rent)

Strictly Confidential Credit Agreement Adjusted EBITDA (1) Bridge: Q1 2020 to Q1 2021 15 ($ in Millions) Commentary ▪ Year - over - year increase in Adjusted EBITDA is due to higher revenue and lower net operating and SG&A costs − $7.8MM increase in EBITDA adjustments primarily driven by an impairment charge related to a corporate office closure (1) See Cyxtera Selected Financial Data for a reconciliation of Adj. EBITDA and Adj. EBITDAR to Net Income / (Loss). (2) Includes pro forma EBITDA adjustments related to one - time stand - up costs, recurring expenses, restructuring & cost - savings initi atives, as well as product development & start - up costs. (2) (including rent)

Strictly Confidential Capital Expenditures (Reflects Accrual/Committed CapEx) 16 $10.6 $2.0 $0.2 $12.9 6.2% 1.2% 0.1% 7.5% Expansion Maintenance Corporate Total $-Amount % of Revenue Q1 2021 CapEx (1) (2) ($ in Millions) $6.8 $4.1 $0.9 $11.7 3.9% 2.4% 0.5% 6.8% Expansion Maintenance Corporate Total $-Amount % of Revenue Q1 2020 CapEx (1) (2) (1) CapEx figures presented on an accrual/committed basis, which is a more accurate capital allocation measure than cash CapEx, which is subject to fluctuations from differences in timing of when projects are delivered and billed to the Company. (2) Cash CapEx was $13.7MM and $37.9MM in 1Q21 and 1Q20, respectively.

Strictly Confidential Q1 Cash Flow 17 (1) Includes leasehold interest amortization, debt issuance cost amortization, equity - based compensation, bad debt expense, loss/gain on asset sale, non - cash interest expense, and impairment of note receivable. Commentary ▪ YoY cash increased ~$59MM ▪ Working Capital management continues to enhance liquidity ($ in Millions) 1Q21 1Q20 Net Income / (Loss) ($52.6) ($47.4) Net loss from discontinued operations net of tax - - Depreciation & Amortization $60.6 $57.0 Non-Cash Expenses (1) 8.6 16.3 Change in Working Capital 27.1 (13.5) Deferred Income Taxes (12.9) (14.4) Due (to)/from Affiliates (22.7) 1.2 Cash (used in) Operating Activities $8.1 ($0.8) Capital Expenditures ($13.7) ($37.9) Proceeds from Asset Sale - - Disbursement of Promissory Note 117.1 (5.3) Cash (used in) Investing Activities $103.4 ($43.2) Proceeds from Capital Contribution - - Proceeds from Debt Financing - 91.0 Proceeds from Sale-Leaseback Financing - - Repayment of Long-Term Debt (2.3) - Capital Lease Payments (17.1) (2.2) Capital Redemption (97.9) - Cash from Financing Activities ($117.3) $88.8 F/X Impact on Cash ($1.3) ($3.6) Net Cash Flow ($7.1) $41.2 Starting Cash Balance $120.7 $13.0 Discontinued Cash Balance - - Ending Cash Balance $113.6 $54.2

Strictly Confidential Balance Sheet 18 ($ in Millions) As of 3/31/2021 As of 12/31/2020 ( - ) Cash ($113.6) ($120.7) (+) Revolver 142.6 142.6 (+) First Lien Term Loan 872.5 874.0 (+) Secured Capital Leases 47.8 58.2 First Lien Net Debt $949.3 $954.0 (+) Second Lien Term Loan $304.2 $303.9 (+) Unsecured Capital Leases (1) 928.6 931.4 Other / Junior Debt $1,232.9 $1,235.3 Total Net Debt $2,182.2 $2,189.3 Memo: First Lien Net Leverage 4.2x 4.1x Lease Adjusted Leverage EBITDAR Multiple (2) 7.3x 7.2x (1) Comprised of all data center capital leases, which are unsecured obligations, and are therefore excluded from Net First Lien Deb t. (2) See additional information on page 26 of the Appendix.

Appendix

1Q 2021 TTM Results

($ in Millions)	TTM 1Q21	FY 2020	YoY Change
Recurring Revenue	$657.2	$657.4	(0.0%)
Non-Recurring Revenue	33.6	33.1	1.6%
Total Revenue	**$690.8**	**$690.5**	**0.0%**
Cost of Revenue	**$392.9**	**$390.5**	**0.6%**
As a % of Revenue	*56.9%*	*56.6%*	*32 bps*
Gross Profit	**$297.9**	**$300.0**	**(0.7%)**
% Margin	*43.1%*	*43.4%*	*(32 bps)*
Total SG&A	**$120.0**	**$115.5**	**3.9%**
As a % of Revenue	*17.4%*	*16.7%*	*65 bps*
EBITDA	**$177.9**	**$184.5**	**(3.6%)**
% Margin	*25.8%*	*26.7%*	*(97 bps)*
Credit Agreement Adjustments	$55.0	$47.2	-
Credit Agreement Adjusted EBITDA [1]	**$232.9**	**$231.7**	**0.5%**
% Margin	*33.7%*	*33.6%*	*16 bps*
Rent *(net of adjustments)*	$64.4	$66.1	-
Credit Agreement Adjusted EBITDAR [1] [2]	**$297.3**	**$297.8**	**(0.2%)**
% Margin	*43.0%*	*43.1%*	*(10 bps)*
Capital Expenditures [3]	**$56.2**	**$54.7**	**2.7%**
As a % of Revenue	*8.1%*	*7.9%*	*21 bps*

(1) See Cyxtera Selected Financial Data for a reconciliation of Adj. EBITDA and Adj. EBITDAR to Net Income / (Loss).
(2) Earnings Before Interest, Taxes, Depreciation, Amortization & Rent.
(3) Presented on an accrual/committed basis.

Cyxtera
Strictly Confidential
20

Strictly Confidential Credit Agreement Adjustments to EBITDA 21 ($ in Millions) 1Q21 (+) Equity - based compensation $1.8 (+) Straight - line rent adjustment 1.1 (+) Other 0.9 ( - ) Bonus accrual - to - cash conversion 0.0 ( - ) ASC 606 - to - cash conversion: sales commissions 1.4 ( - ) ASC 606 - to - cash conversion: installation costs 0.3 Recurring Expenses $5.6 (+) Stand - up, separation & out - of - period adjustments 3.5 (+) Restructuring, cost savings & growth initiatives 13.9 Total EBITDA Adjustments $22.9

Strictly Confidential Cash Lease Payments 22 ($ in Millions) 1Q21 1Q20 (+) Data Center Operating Leases $17.0 $16.0 (+) Data Center Capital Leases 28.5 24.1 Data Center Cash Lease Payments $45.5 $40.1 (+) Corporate Office Operating Leases 6.1 0.7 ( - ) Data Center Capital Leases (28.5) (24.1) ( - ) Adjustments for Data Center Closures ( - ) Adjustments for Data Center Closures (1.9) (5.8) (0.4) 0.0 ( - ) Adjustments for New Sites (0.7) (0.0) Rent (net of adjustments) $14.6 $16.4

Strictly Confidential Lease Adjusted Leverage Adjusted EBITDAR Multiple 23 ($ in Millions) As of 3/31/2021 As of 12/31/2020 (+) DC Op Leases 66.1 65.2 (+) DC Cap Leases 111.0 106.6 (+) Office Op Leases 8.1 2.7 TTM Cash Lease Payments $185.3 $174.5 (x) Capitalization Multiple (1) 5.0x 5.0x Adjusted Lease Liability $926.4 $872.4 (+) First Lien & Secured Debt, net 949.3 954.0 (+) Second Lien Debt, net 304.2 303.9 Total Debt $2,179.9 $2,130.3 ( / ) Credit Agreement Adjusted LTM EBITDAR (2) $297.3 $297.8 Lease Adjusted Leverage Adjusted EBITDAR Multiple 7.3x 7.2x (1) 5x methodology based on Moody’s historical Communications Infrastructure sector lease capitalization multiple. (2) See Cyxtera Selected Financial Data for a reconciliation of Adj. EBITDAR to Net Income / (Loss).

Strictly Confidential Data Center Portfolio 24 (As of 3/31/2021) Number of Sites Sq. Ft. Utilization East (1) 16 62% Central (2) 12 63% West (3) 21 72% North America 49 66% International (4) 12 77% Entire Data Center Portfolio 61 67% (1) Atlanta, Boston, New Jersey, Northern Virginia and Tampa. (2) Chicago, Columbus, Dallas, Minneapolis, Montreal, Toronto and Vancouver. (3) Albuquerque, Denver, Los Angeles, Moses Lake, Phoenix, Seattle and Silicon Valley. (4) Amsterdam, Frankfurt, London, Singapore and Tokyo.

Strictly Confidential 2021 Credit Agreement Adjusted EBITDA Bridge 25 (1) Contains an adjustment of $0.4MM related to the Federal business, which is excluded from the collateral group (2) Fully adjusted figure consistent with previously reported results (3) See Cyxtera Selected Financial Data for a reconciliation of Reported EBITDA and Credit Agreement Adj. EBITDA to Net Income / (Lo ss). (3) (3) ($ in Millions) Q1 2021 Reported EBITDA (3) $38.9 Adjustments: Equity-based compensation $1.8 Straight-line rent adjustment 1.1 Amort of Un/Fav Int. & Accretion Exp. 0.9 Recurring Adjustments $3.8 Stand-up, separation & out-of-period adjustments 3.1 Restructuring costs 10.3 Total Adjustments $17.2 Transaction Adjusted EBITDA $56.1 Incremental Credit Agreement Adjustments: ASC 606 impact on commissions 1.4 ASC 606 impact on installation costs 0.3 Board fees 0.1 Recurring Credit Agreement Adjustments $1.8 Cost savings & growth initiatives (1) 3.6 Stand-up, separation & out-of-period adjustments 0.4 Total Incremental Credit Agreement Adjustments $5.8 Credit Agreement Adjusted EBITDA (2)(3) $61.8

Strictly Confidential